UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2014

Durata Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35599	27-1247903
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 South Wacker Drive, Suite 2550

Chicago, Illinois

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (312) 219-7000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 27, 2014, Durata Therapeutics, Inc. (the “Company”) entered into a lease with a commercial landlord for approximately 26,751 square feet of office space at 500 West Monroe Street in Chicago, Illinois. The Company intends to use the leased premises for corporate and commercial functions. The lease term commences on the earlier of the date on which the initial improvements to build out the leased space are substantially complete or October 1, 2014, and expires 12 years thereafter. The Company has the option to extend the term of the lease for one ten year period. There are no scheduled rent payments due for the first 15 months of the lease term. Thereafter, the Company has agreed to pay aggregate rental fees of approximately $7.7 million over the remaining 129 month term. The Company has also agreed to pay its proportionate share of operating expenses and property taxes for the building in which the leased space is located.

The Company has provided a security deposit in the form of a letter of credit for the benefit of the landlord in the amount of $1,250,000, which amount will be reduced incrementally over the term of the lease.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DURATA THERAPEUTICS, INC.

Date: June 2, 2014	By:	/s/ Corey N. Fishman
	Name:	Corey N. Fishman
	Title:	Chief Operating Officer and Chief Financial Officer